Exhibit 99.1

Company Contact: Dr. Charles R. Struby, CEO & President 305-324-2300 Investor Relations Contact: Porter, LeVay & Rose, Inc. Linda Decker, Vice President 212-564-4700

FOR IMMEDIATE RELEASE

IVAX DIAGNOSTICS, INC. REPORTS SECOND QUARTER 2010 FINANCIAL RESULTS

-- Efforts Continue to Position the Company for Growth --

MIAMI, FL, August 16, 2010 -- IVAX Diagnostics, Inc. (NYSE Amex: IVD), a fully integrated in vitro diagnostics company, reports its financial results for the quarter ended June 30, 2010.

Charles Struby, Ph.D., Chief Executive Officer and President of IVAX Diagnostics, said, “Our initiatives to reduce expenses while positioning ourselves for expected growth continued during the second quarter of the year. Our operating expenses decreased 11.9% for the second quarter of 2010 compared to the same period of 2009. During the quarter, we entered into two additional distribution agreements which further expanded our product offerings, both in the U.S. and internationally, and appointed Arthur R. Levine to serve as our Vice President - Finance and principal financial and accounting officer.  Mr. Levine was subsequently promoted to the position of Chief Financial Officer. We believe that Mr. Levine brings a fresh perspective and international expertise to our critical finance function.  His efforts as part of our management team have already had a positive impact on our financial operations.”

Dr. Struby continued, “The two distribution agreements we entered into during the quarter, in addition to the three collaborative agreements we entered into during the first quarter of 2010, are in furtherance of our strategy to expand our suite of high-quality, reliable products as well as increase our global footprint.  The first of the two distribution agreements is between Diamedix Corporation, one of our domestic subsidiaries, and Biomerica, Inc. (OTCBB: BMRA), a global biomedical company, and grants Diamedix and Delta Biologicals S.r.l., our European subsidiary, the right to distribute Biomerica’s suite of products, which includes 33 ELISA (Enzyme-Linked Immunosorbent Assay) test kits in the areas of diabetes, gastrointestinal disease and bone/mineral disorders, and more than 26 Rapid Point-of-Care tests. The products distributed under this agreement will be marketed under the Biomerica brand name, or, if certain initial sales levels are achieved, under the Diamedix brand name in the U.S. and the Delta Biologicals brand name internationally. We expect for this agreement not only to broaden and enhance our ELISA suite of products by adding Biomerica’s diabetes, gastrointestinal and bone/mineral testing products to our line of autoimmune test kits, but also to favorably impact our initiatives to enter into the Rapid Point-of-Care testing market. The second of the distribution agreements we entered into during the quarter represents an expansion of an existing distribution arrangement and increases the number of ELISA test kits and reagents which we have the right to distribute in the U.S. marketplace.”

Dr. Struby continued, “Our efforts with respect to our 510(k) premarket submission filing with the U.S. Food and Drug Administration for the Mago® 4S, our next-generation fully automated ELISA system for autoimmune and infectious disease testing, are progressing, and we continue to expect to receive regulatory approval from the FDA and launch the product during the fourth quarter of 2010. Following the receipt of all required regulatory approvals and the subsequent commercial launch of the product, we expect the Mago® 4S will provide a flexible, efficient and cost-effective solution to high-performance laboratories, and will be our primary platform for marketing our kits in the U.S.”

Dr. Struby concluded, “While we believe that the initiatives we have implemented are a positive step towards our goal of transforming our company, we know that our work is not complete and that there remain challenges to overcome as we position IVAX Diagnostics for growth. We intend to continue our focus for the remainder of this year on cost control as we prepare for the Mago® 4S launch and its expected impact. We look forward to reporting on our efforts and initiatives in the upcoming months.”

Financial Highlights for the Quarter and Six Months Ended June 30, 2010

Net revenues for the quarter ended June 30, 2010 were $4,394,000 compared with $4,661,000 in the quarter ended June 30, 2009, a decline of $267,000, or 5.7%.  The decline in net revenues during the quarter ended June 30, 2010 compared to the same period of 2009 resulted primarily from a decline in European net revenues, which in turn was principally due to a decline in reagent sales.  Net revenue results for the quarter ended June 30, 2010 were also negatively impacted by $85,000 as a result of unfavorable exchange rates attributable to currency fluctuations related to the strength of the U.S. dollar compared to the Euro. Net revenues for the first six months of 2010 were $9,049,000, compared with $9,380,000 in the same period of 2009, a decline of $331,000, or 3.5%.  Domestic net revenues were $6,140,000 for the first six months of 2010, compared with $6,441,000 for the same period of 2009.  European net revenues for the first six months of 2010 were $2,909,000 compared with $2,939,000 for the same period of 2009, with $8,000 of the decrease resulting from currency fluctuations. As measured in Euros, revenues from European operations for the quarter ended June 30, 2010 decreased from 1,117,000 Euros to 987,000 Euros, and for the six months ended June 30, 2010 decreased from 2,203,000 Euros to 2,187,000 Euros, compared to the corresponding periods in the prior year.  Both Domestic and European revenues benefited from increased sales of instrumentation in the six months ended June 30, 2010 compared to the same period of 2009, and both Domestic and European sales were affected by a decline in reagent sales.

Gross profit in the three months ended June 30, 2010 decreased by $138,000, or 5.6%, from the comparable period in 2009. Gross profit as a percentage of net revenues increased slightly to 53.1% in the three months ended June 30, 2010 from 53.0% in the same period of 2009. Gross profit in the six months ended June 30, 2010 decreased by $423,000, or 8.1%, from the comparable period in 2009. The decrease in gross profit as a percentage of net revenues to 53.3% in the six months ended June 30, 2010 from 55.9% in the same period of 2009 was primarily the result of reduced production volume, as well as the effect of an increase in the percentage of net revenues attributable to sales of instrumentation, which have a relatively lower gross profit percentage than reagent sales.

Operating expenses for the second quarter of 2010 decreased 11.9% to $3,581,000 from $4,063,000 for the second quarter of 2009.  The decrease in operating expenses was primarily the result of a $379,000, or 23.1%, decrease in selling expenses and a $124,000, or 6.1%, decrease in general and administrative expenses. These decreases were partially offset by a $21,000, or 5.3%, increase in research and development expenses. As a percentage of net revenue, selling and marketing expenses decreased to 28.7% in the three months ended June 30, 2010 as compared to 35.2% in the three months ended June 30, 2009, principally due to a temporary decrease in selling and marketing personnel, lower costs and expenses related to services performed by third party consultants and reduced sales commissions resulting from a change in the U.S. commission structure and lower sales. General and administrative expenses decreased during the second quarter of 2010 principally due to a decline in professional fees from those incurred during the second quarter of 2009, offset by higher severance costs in the 2010 period. Total research and development expenses increased due to costs associated with additional clinical testing that was requested by the FDA in connection with our 510(k) premarket submission filing for the Mago® 4S. For the first six months of 2010, operating expenses were $6,949,000 compared with $7,234,000 in the same period of 2009, a reduction of 3.9%.

Our loss from operations for the second quarter of 2010 was $1,246,000 compared with $1,590,000 in the second quarter of 2009.  Net loss for the second quarter of 2010 was $1,311,000, or $0.05 per share, compared with a net loss of $1,510,000, or $0.05 per share, in the second quarter of 2009.  For the first six months of 2010, loss from operations was $2,127,000 compared with loss from operations of $1,989,000 in the same period of 2009.

About IVAX Diagnostics, Inc.
IVAX Diagnostics, Inc. (www.ivaxdiagnostics.com), headquartered in Miami, Florida, is a fully integrated in vitro diagnostics company that develops, manufactures and distributes in the United States and internationally, proprietary diagnostic reagents, test kits and instrumentation, primarily for autoimmune and infectious diseases, through its three subsidiaries: Diamedix Corporation (U.S.), Delta Biologicals S.r.l. (Europe) and ImmunoVision, Inc. (U.S.).

Safe Harbor Statement
Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties that may affect the business and prospects of IVAX Diagnostics, Inc., including, without limitation: the risks and uncertainties associated with the strategic and collaborative agreements and relationships described in this press release, including, without limitation, that such agreements and relationships may not result in increased levels of sales for IVAX Diagnostics, expand IVAX Diagnostics’ global presence, product offerings or technology platforms in the U.S. or international markets, further IVAX Diagnostics’ growth, increase IVAX Diagnostics’ footprint in the global in vitro diagnostics market, improve the manner in which IVAX Diagnostics operates, improve IVAX Diagnostics’ profitability or otherwise enhance IVAX Diagnostics’ competitive position in the in vitro diagnostics industry, improve IVAX Diagnostics’ operating results, financial condition or cash position or otherwise, individually or in the aggregate, result in the benefits which IVAX Diagnostics’ expects to derive from such agreements and relationships; the risks and uncertainties relating to the Mago® 4S, including, without limitation, that IVAX Diagnostics may not receive regulatory approval for the Mago® 4S when expected, or at all, that the Mago® 4S may not  be available when expected, or at all, that customers may not integrate the Mago® 4S into their operations in the quantities or within the timeframes expected and that the Mago® 4S may not perform as expected or otherwise result in IVAX Diagnostics achieving improved operating results; the risks and uncertainties relating to IVAX Diagnostics’ initiatives for transforming the company including, without limitation, that such initiatives may not result in the successful transformation of IVAX Diagnostics to the level or in the time frame anticipated, or at all, that, in order to implement and attempt to achieve such initiatives, IVAX Diagnostics may find it necessary to obtain financing, whether from issuing debt or equity securities, incurring indebtedness or otherwise, which, in any case, may not be available on acceptable terms or at all and that efforts to control costs, reduce expenses and grow IVAX Diagnostics may not be successful; and other risks and uncertainties that may cause results to differ materially from those set forth in the forward-looking statements. In addition to the risks and uncertainties set forth above, investors should consider the economic, competitive, governmental, technological and other risks and uncertainties discussed in IVAX Diagnostics’ filings with the Securities and Exchange Commission, including, without limitation, the risks and uncertainties discussed under the heading “Risk Factors” in such filings.

IVAX DIAGNOSTICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Period Ended June 30,	Three months		Six months
	2010	2009	2010	2009

Net revenues	$4,394,303	$4,661,477	$9,049,324	$9,380,188
Cost of sales	2,059,308	2,188,730	4,226,582	4,134,248
Gross profit	2,334,995	2,472,747	4,822,742	5,245,940

Operating expenses:
Selling and marketing	1,262,179	1,640,849	2,557,193	2,770,330
General and administrative	1,901,226	2,025,052	3,543,034	3,638,441
Research and development	417,668	396,690	849,290	825,688
Total operating expenses	3,581,073	4,062,591	6,949,517	7,234,459

(Loss) from operations	(1,246,078)	(1,589,844)	(2,126,775)	(1,988,519)

Other income:
Interest income	666	8,117	807	12,999
Other income (expense), net	(38,527)	118,804	(87,065)	70,301
Total other income, net	(37,861)	126,921	(86,258)	83,300

(Loss) before income taxes	(1,283,939)	(1,462,923)	(2,213,033)	(1,905,219)

Provision for income taxes	27,351	47,281	55,685	69,684

Net loss	$(1,311,290)	$(1,510,204)	$(2,268,718)	$(1,974,903)

Net loss per share
Basic and diluted	$(0.05)	$(0.05)	$(0.08)	$(0.07)

WEIGHTED AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING:
Basic	27,649,887	27,649,887	27,649,887	27,649,887
Diluted	27,649,887	27,649,887	27,649,887	27,649,887

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IVAX DIAGNOSTICS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2010	2009
ASSETS

Current assets:
Cash and cash equivalents	$2,509,173	$4,198,913
Accounts receivable, net of allowances for doubtful
accounts of $426,804 in 2010 and $356,162 in 2009	5,600,522	5,747,466
Inventories, net	4,958,089	4,808,240
Other current assets	259,901	302,948
Total current assets	13,327,685	15,057,567

Property, plant and equipment, net	1,800,977	1,839,696
Equipment on lease, net	622,209	851,800
Product license	282,936	282,936
Goodwill	870,290	870,290
Restricted deposits	217,824	200,995
Other assets	24,726	29,110
Total assets	$17,146,647	$19,132,394

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,914,251	$1,225,572
Accrued license payable	122,055	143,690
Accrued expenses and other current liabilities	2,637,617	2,695,633
Capital lease obligation, current	69,183	-
Total current liabilities	4,743,106	4,064,895

Other long-term liabilities:
Capital lease obligation, long-term	131,631	-
Deferred tax liabilities	333,438	301,692
Other long-term liabilities	855,507	1,040,122
Total other long-term liabilities	1,320,576	1,341,814

Shareholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares,
issued and outstanding 27,649,887 in 2010 and 2009	276,498	276,498
Capital in excess of par value	41,389,404	41,204,712
Accumulated deficit	(29,740,511)	(27,471,793)
Accumulated other comprehensive loss	(842,426)	(283,732)
Total shareholders’ equity	11,082,965	13,725,685
Total liabilities and shareholders’ equity	$17,146,647	$19,132,394
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